UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 24, 2009
(Date of earliest event reported)

VISTA INTERNATIONAL TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27783	84-1572525
(State or Other Jurisdiction Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4704 Harlan Street, Suite 685, Denver, CO 80212
(Address of Principal Executive Offices)   (Zip Code)

Registrant’s telephone number, including area code: (303) 690-8300

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Election of Director.

On August 19, 2009, Vista International Technologies, Inc.’s Board of Directors voted to appoint a third member to the board.  This vacancy occurred after the removal of a board member, Johan C. Smith. The Board of Directors has appointed Thomas P. Pfisterer as its third member.

Mr. Pfisterer completed his undergraduate studies at the University of Cincinnati (attending on a Division I Baseball scholarship), earning a Bachelor’s of Science Degree in Dietetics (Magna Cum Laude) in 1983. He completed his graduate studies, earning a Master’s Degree in Business Administration from Empire State College in Saratoga Springs, N.Y., in 2003.

Thomas Pfisterer is a co-founder and the President/Chief Executive Officer of Aquarius Energy Systems, Inc. located in New Hartford, N.Y. Mr. Pfisterer has a strong track record as a successful business developer. Aquarius Energy Systems (incorporated in 2008), a developing start-up “Green Energy” company, is enjoying solid initial growth in establishing a presence in the green energy space in Central New York.

Mr. Pfisterer currently holds the position of Director of School Food Services for the Oneida County B.O.C.E.S. (Board of Cooperative Educational Services) in New Hartford, N.Y. During his 19 years in this position, Pfisterer has taken this program as a pioneer effort from a financially-strapped one-school operation to an 11-School District enterprise encompassing 40 schools in the Central N.Y. region. His operating budget has grown from $88,000 in 1989, to over $4.65 million in 2008. The total number of program employees has grown from 11 to 179 during this period. This unique concept of consolidation in School Food Services, which Mr. Pfisterer developed in response to the downward economic climate of this industry, has since been modeled on a smaller scale in several other counties in New York State.

Prior to this position, in 1987, Mr. Pfisterer built and established the Palm Springs Adventure Golf World in Marcy, N.Y., which was a new concept in the recreational golf market. He sold his business interest in 1989, and the venture has continued to thrive for the past 19 years.

Mr. Pfisterer is also the Head Baseball Coach at Clinton Central High School in Clinton, N.Y.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: August 24, 2009

VISTA INTERNATIONAL TECHNOLOGIES. INC.

	By:	/s/ Barry J. Kemble
Barry J. Kemble,
Chief Executive Officer